Exhibit 99.1

MILLENNIAL MEDIA REPORTS Q1’12 FINANCIAL RESULTS

Baltimore, Maryland — May 14, 2012 — Millennial Media, Inc. (NYSE: MM), the independent leader in mobile advertising, today announced financial results for the first quarter of 2012.

“Our first quarter performance exceeded expectations with strong year over year revenue growth, as well as expansion in the numbers of unique users and apps on the Millennial Media platform,” stated Paul Palmieri, Co-Founder, President and CEO of Millennial Media.

Palmieri added, “We’re excited that we became a public company during the first quarter, which significantly increased our market awareness and resources to execute our long-term growth strategy and investments.  We are aggressively investing given we are still in the early stages of a large and rapidly growing mobile advertising market. As a market leader, we believe Millennial Media is well-positioned to drive the business model of the worldwide app economy.”

Q1’12 Financial Results and Business Highlights

Total Revenue: For the first quarter of 2012, total revenue was $32.9 million, a 53% year-over-year increase from total revenue of $21.5 million for the first quarter of 2011.

Gross Margin: For the first quarter of 2012, gross margin improved to 39.5%, compared to 36.9% for the first quarter of 2011.

Net Loss:  For the first quarter of 2012, net loss was $(4.0) million, compared to $(23,000) for the first quarter of 2011.

Adjusted EBITDA:  For the first quarter of 2012, adjusted EBITDA, a non-GAAP financial measure, which we define as earnings before interest, taxes, depreciation and amortization, and non-cash stock-based compensation, was $(2.4) million, compared to $0.2 million for the first quarter of 2011.

Net Loss per Share: For the first quarter of 2012, on a GAAP basis, basic and diluted net loss per share was $(0.32), compared to basic and diluted net loss per share of $(0.08) for the first quarter of 2011. Pro forma net loss per share for the first quarter of 2012, which assumes the conversion of our outstanding shares of preferred stock into common stock as of January 1, 2012 and the conversion of an outstanding warrant to purchase preferred stock into a warrant to purchase common stock as of January 1, 2012, was $(0.05).

Other Business Metrics:  As of March 31, 2012, we had 300 million monthly unique users worldwide, including approximately 140 million unique users in the United States alone.  More than 30,000 apps were enabled by their developers to operate on our platform as of March 31, 2012.

Outlook

Based on information as of May 14, 2012, we expect total revenue for the second quarter of 2012 to be in the range of $37 million to $38 million and adjusted EBITDA, which excludes stock-based compensation, to be between $(3.2) million and $(3.5) million.  For the full year 2012, we expect revenue to be in the range of $173 million to $176 million and adjusted EBITDA, which excludes stock-based compensation, to be between $(3.0) million and $(4.0) million.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Millennial Media reports adjusted EBITDA, which is a non-GAAP financial measure.  The company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons.  We believe that the measure provides useful information about operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to key metrics used by management in its financial and operational decision making.  Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Q1’12 Financial Results Conference Call: Millennial Media will host a conference call today at 5 p.m. ET to discuss the first quarter 2012 financial results, developments in our business and our expectations for the second quarter and remainder of 2012. A live webcast of the event will be available on the Investor Relations page of the Millennial Media website at http://investors.millennialmedia.com. A live domestic dial-in is available at (800) 291-9234 or (617) 614-3923 internationally, using passcode 16264736. A domestic replay will be available at (888) 286-8010 or (617) 801-6888 internationally, using passcode 34100020, and available via webcast until May 21, 2012.

About Millennial Media

Millennial Media is the leading independent mobile advertising platform company. Our technology, tools and services help app developers and mobile website publishers to maximize their advertising revenue, acquire users for their apps and gain insight about their users. We offer advertisers significant audience reach, sophisticated targeting capabilities and the ability to deliver rich and engaging ad experiences to consumers on their mobile connected devices.

“Safe harbor” Statement

The statements in this press release that are not historical facts constitute “forward-looking statements” that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include expectations regarding financial results for the second quarter and full year of 2012, our growth and that of the mobile app economy, and our continued expansion as the leading mobile advertising platform company. The achievement or success of the matters covered by such forward-looking statements involve risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These risks and uncertainties include, but are not limited to, the possibility that the outlook for the second quarter and the full year 2012 could change, as well as risks associated with our ability to expand our developer and advertiser base, keep pace with technological and market developments and remain competitive against larger companies in our industry as well as potential new entrants into our markets. Further information on these and other factors that could affect our results is included in our Quarterly Report on Form 10-Q that will be filed for the quarter ended March 31, 2012 and other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://investors.millennialmedia.com.

The statements made in this release are based on information available to us as of the date of this release, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

###

Contacts:

Matthew Lindberg

Media Relations

press@millennialmedia.com

(203) 682-8214

Denise Garcia

Investor Relations

IR@millennialmedia.com

(203) 682-8335

Millennial Media, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

			March 31,
	December 31,	March 31,	2012
	2011	2012	Pro Forma (1)
		(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,707	$9,138	$128,506
Accounts receivable, net of allowances of $1,216, $1,281 and $1,281 as of December 31, 2011, March 31, 2012 and March 31, 2012 pro forma, respectively	34,986	36,483	36,483
Prepaid expenses and other current assets	1,417	1,581	1,581
Total current assets	53,110	47,202	166,570

Property and equipment, net	3,688	3,903	3,903
Goodwill	1,348	1,348	1,348
Intangible assets, net	1,179	1,112	1,112
Deferred offering costs	1,985	3,920	—
Other assets and deferred financing fees	575	773	773
Total assets	$61,885	$58,258	$173,706

Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$2,883	$3,936	$3,936
Accrued cost of revenue	20,963	20,078	20,078
Accrued payroll and payroll related expenses	5,153	3,317	3,317
Deferred revenue	157	71	71
Total current liabilities	29,156	27,402	27,402

Series B warrant outstanding	183	1,140	—
Other long-term liabilities	299	307	307
Total liabilities	29,638	28,849	27,709

Redeemable convertible preferred stock:
Series A-1 preferred stock, $0.001 par value, 6,341,465 shares authorized, issued and outstanding as of December 31, 2011 and March 31, 2012; no shares issued and outstanding pro forma; liquidation preference of $1,912 as of March 31, 2012	1,880	1,912	—
Series A-2 preferred stock, $0.001 par value, 9,448,220 shares authorized, issued and outstanding as of December 31, 2011 and March 31, 2012; no shares issued and outstanding pro forma; liquidation preference of $7,153 as of March 31, 2012	7,033	7,153	—
Series B preferred stock, $0.001 par value, 12,737,605 shares authorized, 12,686,855 issued and outstanding as of December 31, 2011 and March 31, 2012; no shares issued and outstanding pro forma; liquidation preference of $20,231 as of March 31, 2012	19,882	20,226	—
Series C preferred stock, $0.001 par value, 10,759,630 shares authorized, issued and outstanding as of December 31, 2011 and March 31, 2012; no shares issued and outstanding pro forma; liquidation preference of $18,807 as of March 31, 2012	18,441	18,764	—
Series D preferred stock, $0.001 par value, 8,442,833 shares authorized, issued and outstanding as of December 31, 2011 and March 31, 2012; no shares issued and outstanding pro forma; liquidation preference of $29,984 as of March 31, 2012	29,432	29,948	—
Total redeemable convertible preferred stock	76,668	78,003	—

Stockholders’ (deficit) equity:
Common stock, $0.001 par value, 90,000,000 shares authorized, 18,011,035, 18,162,374, and 65,841,377 shares issued and outstanding as of December 31, 2011, March 31, 2012 and March 31, 2012 pro forma, respectively	17	17	66
Additional paid-in capital	—	—	194,542
Accumulated other comprehensive loss	(25)	(27)	(27)
Accumulated deficit	(44,413)	(48,584)	(48,584)
Total stockholders’ (deficit) equity	(44,421)	(48,594)	145,997
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$61,885	$58,258	$173,706

(1)

On April 3, 2012, Millennial Media closed the initial public offering of its common stock (“IPO”). Upon closing of the IPO, all of the redeemable convertible preferred stock outstanding automatically converted into 47,679,003 shares of common stock, based on the shares of redeemable convertible preferred stock outstanding as of March 31, 2012. In addition, the outstanding Series B warrant automatically converted into a warrant to purchase common stock, and the preferred stock warrant liability of $1.0 million as of April 3, 2012 was reclassified to additional paid-in capital. Unaudited pro forma stockholders’ equity, as adjusted for the assumed conversion of the redeemable convertible preferred stock and the reclassification of the Series B warrant liability, is set forth on the unaudited March 31, 2012 pro forma balance sheet.

Millennial Media believes that the unaudited pro forma balance sheet provides material information to investors, as the conversion of its redeemable convertible preferred stock to common stock and the conversion of the Series B warrant to a common stock warrant occurred upon the closing of the IPO, and therefore the disclosure of pro forma stockholders’ equity provides a measure of equity that is comparable to what will be reported by Millennial Media in its financial statements for periods subsequent to April 3, 2012.

Millennial Media, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2012

Revenue	$21,493	$32,930
Cost of revenue	13,569	19,916
Gross profit	7,924	13,014
Operating expenses:
Sales and marketing	3,392	4,646
Technology and development	648	2,649
General and administrative	3,907	8,710
Total operating expenses	7,947	16,005
Loss from operations	(23)	(2,991)
Other expense:
Interest expense	—	(20)
Other expense	—	(957)
Total other expense	—	(977)
Loss before income taxes	(23)	(3,968)
Income tax expense	—	(5)
Net loss	(23)	(3,973)
Accretion of dividends on redeemable convertible preferred stock	(1,228)	(1,328)
Net loss attributable to common stockholders	$(1,251)	$(5,301)

Net loss per share:
Basic and diluted	$(0.08)	$(0.32)

Pro forma, basic and diluted (1)		$(0.05)

Weighted average common shares outstanding:
Basic and diluted	16,280,049	16,683,087

Pro forma, basic and diluted (1)		64,362,090

Stock-based compensation expense included above:
Sales and marketing	$23	$46
Technology and development	4	384
General and administrative	75	654

(1)

The unaudited pro forma net loss per share for the three months ended March 31, 2012 assumes (i) the conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 47,679,003 shares of common stock as of January 1, 2012, and (ii) the conversion of the Series B warrant to a common stock warrant as of January 1, 2012. The amounts recorded to reflect the accretion of dividends on redeemable convertible preferred stock and to adjust the Series B warrant to fair value have been added back to net loss to arrive at pro forma net loss.

Millennial Media believes that unaudited pro forma net loss per share provides material information to investors, as the conversion of its redeemable convertible preferred stock to common stock and the conversion of the Series B warrant to a common stock warrant occurred upon the closing of the IPO, and therefore the disclosure of pro forma net loss per share provides a measure of net loss per share that is comparable to what will be reported by Millennial Media in its financial statements for periods subsequent to April 3, 2012.

Millennial Media, Inc.

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated:

	Three Months Ended
	March 31,
	2011	2012
	(in thousands)	(in thousands)
Net loss	$(23)	$(3,973)
Adjustments:
Interest (income) expense, net	—	20
Income tax expense	—	5
Depreciation and amortization expense	88	440
Stock-based compensation expense	102	1,084
Total net adjustments	190	1,549
Adjusted EBITDA	$167	$(2,424)